UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 24, 2008

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5090 N. 40th Street, Suite 400 Phoenix, AZ	85018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement.

On January 24, 2008, NutraCea, through a newly formed wholly-owned subsidiary, Medan, LLC, a Delaware limited liability company (“Medan”), entered into a Stock Purchase Agreement (“Purchase Agreement”) with Fortune Finance Overseas Ltd., a British Virgin Islands company (“FFOL”). Pursuant to the Purchase Agreement, Medan will purchase 9,700 shares of capital stock of PT Panganmas Inti Nusantara, an Indonesian Company (“PIN”), from FFOL for $8,175,000 upon approval of PIN’s Foreign Investment Application. In addition, following the closing, Medan will purchase an additional 3,050 shares from PIN for $2,500,000. Upon completion of these transactions, Medan will own 51% of the capital stock of PIN and FFOL will own 49%. Medan and FFOL will enter a voting agreement where each party will vote all of their shares in a manner that PIN’s Board of Directors and Board of Commissioners shall consist of an even number of persons designated by each party. NutraCea entered into this Purchase Agreement to construct and operate a full scale, wheat bran stabilization facility in the Republic of Indonesia.

Concurrently with the Purchase Agreement, NutraCea entered into a Wheat Bran Stabilization Equipment Lease (“Lease”) with PIN. Pursuant to the Lease, NutraCea will lease to PIN wheat stabilization equipment developed by NutraCea for use at PIN’s facility. The term of the lease will be for 15 years with an automatic extension of 5 years if the facility is fully operational and the equipment is still being used in the operations of the facility. The lease amount payable by PIN will be the actual cost incurred for manufacturing and installing the equipment at the facility.

In a separate transaction, on January 24, 2008, NutraCea and Pacific Advisors Holdings Limited (“PAHL”), a British Virgin Islands company and affiliate of FFOL, amended certain terms of the Operating Agreement (“Amendment”) of Grain Enhancement, LLC, a Delaware limited liability company (“Joint Entity”). The Joint Entity was formed on June 22, 2007 by NutraCea and PAHL to construct and operate multiple rice bran stabilization facilities in the Republic of Indonesia, Vietnam, Malaysia, Singapore and Thailand and was granted an exclusive license and distribution rights for the sale of NutraCea’s stabilized rice bran (“SRB”) and other products throughout these countries, and Australia and New Zealand (the “Territory”). Pursuant to the Amendment, the timing of mandatory capital contributions of the members was changed from an agreed upon schedule to a determination by the Finance Committee on an as needed basis. In addition, PAHL will no longer receive a monthly management fee.

Concurrently with the Amendment, NutraCea and PAHL amended the terms of the License and Distribution Agreement dated June 22, 2007. In that agreement, NutraCea granted PAHL a perpetual and exclusive license and distribution rights for the production and sale of SRB and SRB derivative products in the Territory (the “License”). PAHL agreed not to distribute or market any items competitive with NutraCea’s SRB and SRB derivative products outside of the Territory. In exchange for the License, PAHL agreed to pay NutraCea a fee in the amount of $5,000,000 (U.S.) on five year payment terms, together with interest. The parties have agreed to amend the payment terms. PAHL now agrees to pay NutraCea the license fee of $5,000,000 by March 31, 2008. In consideration for this payment, NutraCea agrees to waive all accrued interest owed by PAHL.

Also concurrently with the Amendment, NutraCea has agreed to issue to PAHL a new warrant for the purchase of 1,000,000 shares of NutraCea common stock at an exercise price of $2.50 per share (“Warrant”), and PAHL has agreed to cancel the existing warrant currently held by PAHL for the purchase of 1,500,000 shares at an exercise price of $5.25. NutraCea has agreed to register the shares underlying the Warrant subject to certain cutback restrictions set forth in the Warrant. The Warrant shall vest and become exercisable in full depending on certain conditions agreed to by the parties.

Item 3.02 Recent Sales of Unregistered Securities

See Item 1.01 above, which disclosures are incorporated herein by reference. The issuance of the Warrant was completed in accordance with the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: January 30, 2008	By:	/s/ Brad Edson
Brad Edson
Chief Executive Officer
(Duly Authorized Officer)